EXHIBIT 99

News Release: Immediate                          Contact:     Celeste Gunter
                                                              (804) 649-4307


              James River Completes Preferred Stock Offering

       RICHMOND, VIRGINIA, June 29, 1994 -- James River Corporation announced today that it has completed its public offering of cumulative convertible preferred stock.
The Series P 9% Cumulative Convertible Preferred Stock was issued as a Dividend Enhanced Convertible Stock ("DECS"), in the form of depositary shares, with each depositary share representing a one-hundredth interest in a share of the preferred stock.
A total of 15 million depositary shares were sold at a price of $17.25 per share, for total gross proceeds of $258.8 million.
       On July 1, 1998, each of the outstanding depositary shares, if not previously redeemed by James River or converted at the option of the holder, will automatically convert into one share of James River's common stock, subject to adjustment in certain events. The depositary shares are redeemable at the option of the company on or after
July 1, 1997, at a call price payable in shares of common stock.
The depositary shares
are convertible at the option of the holder, at any time, into .8547 of a share of common stock for each depositary share (equivalent to a conversion price of $20.1825 per share of common stock), subject to adjustment in certain events.
       The offering was managed by Salomon Brothers Inc, Merrill Lynch & Co., and
J.P. Morgan Securities Inc. The company intends to use the net proceeds from this offering in connection with James River's previously announced acquisition of the 43.2% indirect ownership interest in Jamont N.V. ("Jamont") currently owned by Rayne Holdings
Inc. for approximately $575 million in cash. With operations in 12 European countries and
1993 sales of approximately $1.5 billion, Jamont produces branded and private label tissue and foodservice products for the retail and away-from-home markets.
This
acquisition, which is expected to be completed during James River's third quarter, will increase the company's ownership interest in Jamont to 86.4%.
       James River Corporation, headquartered in Richmond, Virginia, is a marketer and manufacturer of consumer products, food and consumer packaging, and communications papers. These product lines include brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Eureka!(tm) recycled copy paper, Quilt-Rap(tm) sandwich wrap, and Qwik Crisp(r) microwave packaging. For the year which ended on December 26, 1993, the company had net sales of $4.6 billion.